EXHIBIT 23




                   CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statement of Homeland Holding Corporation on Forms S-8 (File Nos. 333-52267, 333-56387, and 333-61203) of our report dated March 3, 1999, on our audits of the consolidated financial statements of Homeland Holding Corporation and subsidiaries as of January 2, 1999 and January 3, 1998 and for the 52 weeks ended January 2, 1999, the 53 weeks ended January 3, 1998, the 20 weeks ended December 28, 1996, and the 32 weeks ended August 10, 1996, which report is included in this Annual Report on Form 10-K.




                                              PRICEWATERHOUSECOOPERS LLP



Oklahoma City, Oklahoma
April 2, 1999